Exhibit 99.1

Westlake Chemical Partners LP Statement on Final Regulations Relating to its Qualifying Income Activities

•	Final regulations uphold previous favorable private letter ruling granted on ethylene by the Internal Revenue Service to Westlake

HOUSTON, TX – January 19, 2017 – The Internal Revenue Service (“IRS”) and U.S. Department of Treasury (“Treasury”) today issued final regulations under section 7704(d)(1)(E) of the Internal Revenue Code (the “Code”) relating to qualifying income from the processing, refining and transportation of minerals or natural resources, which allows a business to be treated as a partnership for U.S. federal tax purposes.

Westlake Chemical Corporation (NYSE: WLK) previously requested and received a favorable private letter ruling from the IRS, prior to formation and initial public offering of Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”), to the effect that the production, transportation, storage and marketing of ethylene constitutes “qualifying income” within the meaning of section 7704(d)(1)(E).

The final regulations issued today by the IRS and Treasury uphold Westlake’s private letter ruling and holds that the Partnership’s activities constitute “qualifying income.”

“We appreciate the thorough process taken by the IRS and Treasury Department to reach their final decision and are pleased that the final regulations reconfirm and properly recognize these industry practices and remove uncertainty that our activities will continue to generate qualifying income under the Code,” said Albert Chao, President and Chief Executive Officer.

Westlake Chemical Partners LP

Westlake Chemical Partners LP is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Forward-Looking Statements

Certain of the statements contained in this press release are forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expects,” “will” or comparable terminology, or by discussions of strategies or trends. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, the Partnership cannot give any assurances that these expectations will prove to be correct.

Contacts

Westlake:

Investor Inquiries:

Mr. Steve Bender

713-960-9111

investorrelations@westlake.com

Media Inquiries:

Mr. Ben Ederington

713-960-9111

mediarelations@westlake.com

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